Exhibit (a)(4)

Dresdner Bank AG

Jürgen-Ponto-Platz 1

D-60301 Frankfurt am Main

Private / Confidential

Supervisory Board

Management Board

Schering AG

Müllerstrasse 178

13342 Berlin

Germany

Frankfurt am Main, April 13, 2006

Takeover Offer of Dritte BV GmbH - Fairness Opinion of DrKW

Ladies and Gentlemen,

You have requested our opinion (the “Opinion”) as to the fairness, from a financial point of view, to the holders of the ordinary bearer shares with no par value (auf den Inhaber lautende Stückaktien ohne Nennbetrag) (the “Shares”) of Schering AG (the “Company”), a stock corporation (Aktiengesellschaft, “AG”) organised and existing under the laws of the Federal Republic of Germany, and of the American Depositary Shares, each representing one Share (the “ADSs” and together with the Shares, the “Company Securities”), of the consideration in the amount of EUR 86.00 per each of the Company Securities in cash, without interest, to be received by tendering holders of Company Securities in the Offer (as defined below).

The terms of the voluntary public takeover offer (freiwilliges öffentliches Übernahmeangebot) (the “Offer”) by Dritte BV GmbH (the “Bidder”), a subsidiary of Bayer AG (“Bayer”), are described in the Bidder’s offer document (the “Offer Document”) published pursuant to sec. 14 (3) of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, “WpÜG”) today. DrKW does not express any view as to whether the terms of the Offer comply with the requirements of the WpÜG and related regulations.

Dresdner Bank AG, Dresdner Kleinwort Wasserstein (“DrKW” or “we”) and its affiliates (verbundene Unternehmen), as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. DrKW is a member of the Allianz Group and is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counselling, financing, insurance and brokerage activities for both companies and individuals. In the ordinary course of our or our affiliates’ trading, investment management, financing, insurance and brokerage activities, we and our affiliates may actively trade the debt and equity securities (or related derivative securities) of the Company, Bayer and their respective affiliates, for our or our affiliates’ own account and for the accounts of customers and may at any time hold long and short positions of such securities.

We have acted as financial adviser to the Company in connection with the Offer. We expect to receive fees for our services in connection with the Offer which are contingent upon consummation of the Offer, and the Company has agreed to indemnify us against certain liabilities arising out of our engagement. In addition, we have provided in the past, and are currently providing, certain investment banking and other financial services to the Company and to Bayer from time to time, and you are aware that we and our affiliates may provide services as financial adviser or otherwise to the Company and Bayer in the future. Such investment banking services provided to Bayer include, among others, acting as co-lead arranger in the USD 3.5bn financing for the acquisition of Aventis Crop-Science. Additionally, we have been invited to, and may consider, participating in Bayer’s financing of the Offer, either in the framework of existing credit relationships and related financing commitments or under separate arrangements.

Certain overlaps exist between the Company’s and Bayer’s supervisory board (Aufsichtsrat), respectively, and the boards of certain of DrKW’s affiliates (verbundene Unternehmen). In addition, Allianz AG, an affiliate of DrKW, is a direct and / or indirect shareholder in the Company and Bayer, respectively.

In connection with this Opinion, we have reviewed, among other things,

•	the Offer Document;

•	annual reports to shareholders and annual reports on Form 20-F of the Company for the fiscal year ending on December 31, 2005 and the two preceding fiscal years;

•	certain interim reports to shareholders of the Company;

•	certain other communications from the Company to its shareholders; and

•	certain internal financial analyses and forecasts for the Company, including but not limited to certain operational plans, prepared by the management of the Company (the “Schering Forecasts”).

We also have held various discussions with members of the senior management of the Company regarding their assessment of the Company’s past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations and performed such other studies and analyses and considered such other factors, as we deemed appropriate.

We have assumed, and relied upon, the accuracy and completeness of all of the information described above and all other information discussed with, or reviewed by, us for purposes of rendering this Opinion. We do not accept any responsibility for independent verification of such information. We have assumed, with the Company’s consent, that the Schering Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgements of the management of the Company and that the financial results reflected in the Schering Forecasts and other information and data will be realised in the amounts and at the times projected. We express no opinion in relation to the Schering Forecasts and other information and data or the assumptions on which they are based. We have assumed, with your consent, that (i) the Offer will be consummated pursuant to the terms of the Offer Document and (ii) no amendment, modification or waiver of any of its material terms and conditions (or agreements related thereto) will occur.

We have not made an independent evaluation or appraisal of the assets and liabilities (including any derivative, off-balance-sheet, goodwill, pension or environmental assets or liabilities) of the Company or any of its subsidiaries, and we have not been furnished with any such evaluation or appraisal. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company.

This Opinion does not constitute a recommendation as to whether or not any holder of Company Securities should tender such Company Securities in connection with the Offer or as to how such holder should vote or act on any matters relating to the Offer. This Opinion is not and should not be considered a valuation opinion (Wertgutachten) as typically rendered by qualified auditors based on the requirements of German corporate law, and an expression of fairness from a financial point of view differs in a number of important respects from a valuation performed by such an auditor and from accounting valuations generally. The Opinion does not relate to, and we express no view as to, the prices at which the Company Securities will trade at any time. Our Opinion is provided as of the date hereof and is therefore based solely on information available to us, and financial, stock market and other conditions and circumstances existing at the date hereof. We assume no responsibility for updating or revising our Opinion based on circumstances or events occurring after the date hereof.

Our advisory services and this Opinion are exclusively for the use and benefit of the Supervisory Board (Aufsichtsrat) and the Management Board (Vorstand) of the Company in relation to the Offer and must not be used for any other purpose. In connection with their reasoned opinions pursuant to sec. 27 WpÜG (Stellungnahme – “Reasoned Opinion”) relating to the Offer, the Company’s Supervisory Board and Management Board may disclose, orally and in press releases or other press communications, that we have rendered this Opinion with the conclusion expressed in the subsequent paragraph. The Company’s Supervisory Board and Management Board may also enclose this Opinion with their Reasoned Opinion and publish this Opinion as an attachment thereto. With the exception of the aforementioned disclosures, this Opinion may not be quoted, referred to or otherwise disclosed or published, in whole or in part, without DrKW’s prior written consent.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the consideration in the amount of EUR 86.00 per each of the Company Securities in cash, without interest, to be received by the tendering holders of Company Securities in the Offer is fair from a financial point of view to such holders.

Kind regards,

Dresdner Bank AG

Dresdner Kleinwort Wasserstein

Don Meltzer	Florian Fautz
Managing Director	Managing Director